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                                                                    EXHIBIT 99.1



                                          Contact:    R. Scott Murray
                                                      Chief Financial Officer
                                                      SoftKey International Inc.
                                                      (617) 494-5861

For Immediate Release
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                     SoftKey Files Registration Statement
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               For Offering of 2,424,044 Shares of Common Stock
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CAMBRIDGE, MA., June 9, 1995 - SoftKey International Inc. (NASDAQ:  SKEY, TSE:
SSK) today announced the filing of a registration statement for a public offering of 2,424,044 shares of common stock. Managing underwriters for the offering are Montgomery Securities, Adams, Harkness & Hill, Inc. and CS First Boston Corporation. In addition, SoftKey will grant the underwriters a 30-day option to purchase up to 363,607 additional shares.

Of the shares to be offered, 2,000,000 will be sold by the Company and 424,044 will be sold by certain of its stockholders. The net proceeds of the offering are expected to be used for acquisitions and strategic alliances, to reduce outstanding indebtedness and for working capital and other corporate purposes.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

Copies of the preliminary prospectus may be obtained through Montgomery Securities, 600 Montgomery Street, San Francisco, California 94111.

SoftKey International Inc. develops, publishes and markets more than 250 titles for the consumer software market including Time Almanac, American Heritage Talking Dictionary, Sports Illustrated Swimsuit Calendar, Mosby's Medical Encyclopedia, BodyWorks 4.0 and the Platinum line of jewel-case only software.



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